UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

ANNEC GREEN REFRACTORIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54117	27-2951584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 5 West Section, Xidajie Street, Xinmi City, Henan Province, P.R. China	452370
(Address of Principal Executive Offices)	(Zip Code)

86-371- 69999012

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On November 11, 2014, the Registrant’s Board of Directors have approved the filing of a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister its common stock and to suspend its reporting obligations under the Securities Exchange Act of 1934. As a result of filing the Form 15, the Registrant's obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q and 8-K, will immediately be suspended, and the Registrant expects the deregistration to become effective within 90 days of the filing with the SEC.

The action was taken in the wake of the continuing cash flow constraints that the Registrant has been facing as a result of declining sales as a result of decline in demands from the iron and steel industry. The Registrant’s Board has approved the suspension of its SEC reporting obligations primarily as a cost reduction measure, thereby allowing the Registration to focus exclusively on continuing to operate the business. After thoughtful and deliberate consideration, the Registrant’s made this decision based upon a thorough review of the associated costs and benefits of being an SEC-registered company, the underlying regulatory reporting obligations, and extent of trading and liquidity of its common stock. The Registrant’s Board believes that the advantages of continuing as a public company are outweighed by the disadvantages. Suspending the Registrant’s SEC reporting obligations is expected to result in substantial legal, accounting, and related cost savings associated with reporting compliance and make those savings available for continued operation of the business.

The Registrant is eligible to suspend its reporting obligations because it has fewer than 300 record holders of its common stock.

The information in this Item 7.01 are deemed to be "furnished" and shall not be deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNEC GREEN REFRACTORIES CORPORATION
a Delaware Corporation

Dated: November 14, 2014	/s/ LI Jiantao
LI Jiantao, Chief Executive Officer

3